Exhibit 10.3

AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT

This Amendment Number One is made as of September 21, 2007, to the Employment Agreement dated as of July 15, 1996 (the “Agreement”), by and between Surrey Bank & Trust and Edward C. Ashby III. This Amendment is being made solely to conform the provisions of the Agreement with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

1. Paragraphs 10(a) and (b) of the Agreement are amended to read as follows:

“(a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four (24) months after, a “Change in Control” (as defined in Subparagraph (d) below) other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive the amount set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.

(b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within twenty-four months following a Change in Control:

(i) Officer is assigned any duties and/or responsibilities that are inconsistent with or constitute a demotion or reduction in his position, duties, responsibilities or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time, regardless of Officer’s resulting position; or

(ii) Officer’s annual base salary rate is reduced below the annual amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date; or

(iii) Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock options plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans or similar plans or benefits being provided by the Bank to the Officer as of the effective date of the Change in Control are reduced in their level, scope or coverage, or any such insurance, plans or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

(iv) Officer is transferred to a location which is an unreasonable distance from his current principal work location without the Officer’s express written consent.

A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.”

2.     Paragraph 10(d) of the Agreement is amended to read as follows:

        “For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

(i) Any person, or more than one person acting as a group, accumulates ownership of Surrey Bancorp’s common stock constituting more than 50% of the total fair market value or total voting power of Surrey Bancorp’s common stock,

(ii) Any person, or more than one person acting as a group, acquires within a 12-month period ownership of Surrey Bancorp’s common stock possessing 30% or more of the total voting power of Surrey Bancorp’s common stock;

(iii) A majority of Surrey Bancorp’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Surrey Bancorp’s Board of Directors before the date of appointment or election, or

(iv) Within a 12-month period, any person, or more than one person acting as a group, acquires assets from Surrey Bancorp having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of Surrey Bancorp immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of Surrey Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, the Officer and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.”

3.     No other terms and conditions of the Agreement are affected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment (Surrey Bank & Trust by its duly authorized officer) effective as of the day and year first written above.

SURREY BANK & TRUST

By:	s/ Mark H. Towe
Mark H. Towe
Senior Vice President

OFFICER

s/ Edward C. Ashby, III	(SEAL)
Edward C. Ashby, III